EXHIBIT 99.1

Calabasas, California (Business Wire) – August 4, 2004 – Wilshire Financial Services Group Inc. (NASDAQ-NNM:WFSG) (the “Company”) reported net income for the quarter ended June 30, 2004 of $13.3 million, or $0.62 per diluted share, compared with $1.4 million, or $0.07 per diluted share, for the quarter ended June 30, 2003. For the six-month period ended June 30, 2004, WFSG’s net income was $15.8 million, or $0.74 per diluted share, compared with $3.0 million, or $0.15 per diluted share, for the six months ended June 30, 2003.

On April 30, 2004, the Company completed the sale of its wholly-owned loan servicing subsidiary, Wilshire Credit Corporation (“WCC”), to Merrill Lynch Mortgage Capital Inc. (“Merrill Lynch”), a division of Merrill Lynch & Co., New York, NY. The Company realized net proceeds on the sale of approximately $48.7 million, and recorded a pre-tax gain of $18.5 million, which is reflected in the operating results for the quarter and six months ended June 30, 2004. The final sales proceeds are subject to adjustment based on WCC’s final net asset value as determined jointly by WFSG and Merrill Lynch.

As a result of the sale of WCC, the Company has presented WCC’s operating results under the “Discontinued operations” caption, separate and apart from “Income from continuing operations” in the Company’s consolidated statements of operations for the periods presented. WFSG’s income from continuing operations for the quarter and six months ended June 30, 2004 was $2.7 million ($0.12 per diluted share) and $4.6 million ($0.22 per diluted share), respectively, compared with $0.7 million ($0.03 per diluted share) and $1.8 million ($0.09 per diluted share) for the quarter and six months ended June 30, 2003. Pre-tax income from continuing operations was $4.7 million and $8.1 million, respectively, for the quarter and six months ended June 30, 2004, compared with $1.2 million and $3.1 million for the corresponding 2003 periods.

The Company’s results from discontinued operations for the quarterly and six-month periods ended June 30, 2004 reflect WCC’s net loss of $0.2 million for the month of April 2004 and WCC’s net income of $0.3 million for the four months ended April 30, 2004, respectively. WCC recorded net income of $0.7 million and $1.2 million, respectively, for the quarter and six months ended June 30, 2003.

WFSG’s stockholders’ equity increased by $12.4 million during the six months ended June 30, 2004, to $137.9 million, or $6.40 per diluted share. This increase reflects the Company’s net income for the year to date and the sale of additional shares of common stock pursuant to the exercise of stock options, partially offset by a cash dividend of $2.6 million on the Company’s common stock and net after-tax unrealized losses of $4.0 million on the Company’s portfolio of available-for-sale securities and hedging instruments.

The increase in WFSG’s income from continuing operations for the second quarter of 2004 over the second quarter of 2003 was due primarily to a $2.8 million increase in consolidated net interest income, a $0.7 million increase in other income, and a $0.8 million decrease in consolidated operating expenses. These factors were partially offset by a loan loss provision of $0.1 million for the quarter ended June 30, 2004, compared with recaptures of loan losses of $0.7 million for the quarter ended June 30, 2003, for an overall increase in provision of $0.8 million.

The Company’s results for the six months ended June 30, 2004 versus the comparable 2003 period reflect a $4.1 million increase in net interest income, a $1.1 million increase in other income, and a $0.7 million decrease in consolidated operating expenses. These increases in income were partially offset by a loan loss provision of $0.2 million for the six-month period ended June 30, 2004, compared with loan loss recaptures of $0.7 million in the corresponding 2003 period, for an overall increase in provision of $0.9 million.

Other significant activity included the following:

- The Company’s banking subsidiary, First Bank of Beverly Hills, F.S.B. (the “Bank”), recorded pre-tax income of $5.5 million and $9.9 million, respectively, for the quarter and six months ended June 30, 2004, compared with $3.2 million and $5.8 million for the corresponding 2003 periods. The Bank’s net interest income was $14.3 million for the first six months of 2004, an increase of $4.8 million over the six months ended June 30, 2003. During the first six months of 2004, the Bank originated and purchased an aggregate of approximately $297 million in new commercial and income property loans and purchased $174 million of government agency mortgage-backed and other investment securities. These acquisitions were financed primarily with new certificates of deposit and Federal Home Loan Bank advances. The Bank’s net interest margin increased by 21 basis points, from 2.55% for the first six months of 2003 to 2.76% for the first six months of 2004, as the overall decline in interest rates in the past year impacted the Bank’s interest-bearing liabilities to a greater extent than its interest-earning assets. The Bank’s overall asset quality remains strong, and its total non-performing assets continue to represent significantly less than 1% of total assets. At June 30, 2004, the Bank’s risk-based capital ratio was 10.9%, exceeding the 10.0% ratio required to be categorized as “well capitalized” by regulatory standards.

- Wilshire Funding Corporation (“WFC”), the Company’s mortgage investment subsidiary, recorded pre-tax income of $0.4 million and $0.7 million, respectively, for the quarter and six months ended June 30, 2004, compared with $0.3 million and $0.9 million for the corresponding 2003 periods. WFC’s year-to-date interest income decreased by approximately $0.7 million from the 2003 period to the 2004 period, primarily as a result of prepayments of the loans securing its portfolio of mortgage-backed securities.

- Wilshire Credit Corporation, the Company’s former loan servicing subsidiary which was sold to Merrill Lynch on April 30, 2004, recorded pre-tax income of $0.5 million for the four-month period prior to its sale. For the six months ended June 30, 2003, WCC’s pre-tax income was $1.9 million. As discussed above, the proceeds from the sale of WCC are subject to adjustment based upon WCC’s final net asset value as determined by WFSG and Merrill Lynch.

- Holding company expenses include defense costs of former management and interest expense on trust preferred subordinated debentures, which together accounted for $1.0 million of expenses for the six-month period ended June 30, 2004, compared with $1.8 million for the six months ended June 30, 2003.

- On July 1, 2004, the Company paid its first-ever cash dividend, in the amount of $0.125 per share to stockholders of record as of June 15, 2004.

The Company has applied for a change in its name to “Beverly Hills Bancorp” and will formally announce the new name and new NASDAQ trading symbol upon their approval.

For further information, please see our website (www.fbbh.com) for our 10-Q Report and related communications (available on or before August 13, 2004).

This release contains forward-looking statements including financial projections, statements as to the plans and objectives of management for future operations, and statements as to the Company’s future economic performance, financial condition and results of operations. These forward-looking statements are not historical facts but rather are based on current expectations, estimates, and projections about our industry, our beliefs and our assumptions. Words such as “may,” “will,”

“anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks” and “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements. The Company’s actual results may differ materially from those projected in these forward-looking statements as a result of a number of factors, including, but not limited to, the condition of the real estate market, the availability and conditions of financing for loan pool acquisitions, mortgage-backed securities, mortgage loan servicing rights and other financial assets as well as interest rates. Readers of this release are cautioned not to place undue reliance on these forward-looking statements.

Contact Information:

Wilshire Financial Services Group Inc.
Joseph W. Kiley III	Michael D. Farrell
Chief Executive Officer and	Vice President, Financial Reporting
Chief Financial Officer	(800) 515-1616
(800) 515-1616

WILSHIRE FINANCIAL SERVICES GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Unaudited)
(Dollars in thousands, except share data)

	June 30,	December 31,
	2004	2003
ASSETS
Cash and cash equivalents	$12,727	$18,739
Government agency mortgage-backed securities available for sale, at fair value.	177,400	161,083
AAA mortgage-backed securities available for sale, at fair value	136,521	62,160
Other mortgage-backed securities available for sale, at fair value	521	1,069
Investment securities available for sale, at fair value	11,812	22,086
Investment securities held to maturity, at amortized cost (fair value of $9,512 and $9,754)	9,632	9,607
Loans, net of allowance for loan losses of $6,876 and $6,735	826,224	610,807
Discounted loans, net of allowance for loan losses of $29,083 and $32,041	3,126	3,817
Stock in Federal Home Loan Bank of San Francisco, at cost	18,435	12,767
Real estate owned, net	2,014	267
Leasehold improvements and equipment, net	536	554
Accrued interest receivable	5,292	4,215
Deferred tax asset, net	20,927	18,054
Purchased mortgage servicing rights, net	—	250
Receivables from loan servicers	—	770
Intangible assets, net	3,313	3,442
Prepaid expenses and other assets	4,033	2,897
Assets of subsidiary held for sale	—	42,698

TOTAL	$1,232,513	$975,282

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Noninterest-bearing deposits	$5,050	$4,175
Interest-bearing deposits	578,153	469,234
Short-term borrowings	80,000	88,000
Accounts payable and other liabilities	17,680	3,690
FHLB advances	392,237	249,337
Long-term investment financing	—	681
Junior subordinated notes payable to trust	20,619	20,619
Investor participation liability	905	1,169
Liabilities of subsidiary held for sale	—	12,894

Total liabilities	1,094,644	849,799

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Preferred stock, $0.01 par value, 10,000,000 shares authorized, 0 shares outstanding	—	—
Common stock, $0.01 par value, 90,000,000 shares authorized, 26,775,887 and 24,491,703 shares issued (including treasury shares of 5,639,368 and 5,626,212)	139,718	136,363
Treasury stock, 5,639,368 and 5,626,212 shares, at cost	(15,224)	(15,106)
Retained earnings	16,913	3,791
Accumulated other comprehensive (loss) income, net	(3,538)	435

Total stockholders’ equity	137,869	125,483

TOTAL	$1,232,513	$975,282

WILSHIRE FINANCIAL SERVICES GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollars in thousands, except share data)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
INTEREST INCOME:
Loans	$11,515	$8,408	$21,211	$16,835
Mortgage-backed securities	2,870	2,547	5,490	6,014
Securities and federal funds sold	269	216	575	388

Total interest income	14,654	11,171	27,276	23,237

INTEREST EXPENSE:
Deposits	3,278	2,776	6,391	5,989
Borrowings	3,288	3,111	6,014	6,433

Total interest expense	6,566	5,887	12,405	12,422

NET INTEREST INCOME	8,088	5,284	14,871	10,815
PROVISION FOR (RECAPTURE OF) LOSSES ON LOANS	100	(700)	214	(670)

NET INTEREST INCOME AFTER PROVISION FOR (RECAPTURE OF) LOSSES ON LOANS	7,988	5,984	14,657	11,485

OTHER INCOME (LOSS):
Servicing income	312	(110)	521	(64)
Loan fees and charges	97	27	195	50
Real estate owned, net	12	(112)	70	(87)
Gain on sale of loans	1	—	48	5
Gain on sale of securities	—	—	273	—
Investor participation interest	(69)	(61)	(159)	(127)
Other, net	154	88	219	292

Total other income (loss)	507	(168)	1,167	69

OTHER EXPENSES:
Compensation and employee benefits	1,572	1,935	3,394	3,596
Professional services	807	1,347	1,627	2,275
Occupancy	217	185	402	377
FDIC insurance premiums	117	107	225	215
Data processing	123	115	267	179
Insurance	228	157	346	326
Depreciation	96	193	186	438
Amortization of intangibles	64	64	129	129
Directors expense	224	111	380	248
Other general and administrative expenses	351	382	807	673

Total other expenses	3,799	4,596	7,763	8,456

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	4,696	1,220	8,061	3,098
INCOME TAX PROVISION	2,016	529	3,412	1,333

INCOME FROM CONTINUING OPERATIONS	2,680	691	4,649	1,765
DISCONTINUED OPERATIONS:
(LOSS) INCOME FROM OPERATIONS OF DISCONTINUED SEGMENT, NET OF INCOME TAX (BENEFIT) PROVISION OF $(137), $458, $201, AND $722	(193)	715	283	1,205
GAIN ON SALE OF SUBSIDIARY, NET OF TAX OF $7,684	10,832	—	10,832	—

NET INCOME	$13,319	$1,406	$15,764	$2,970

Earnings per share – Basic:
Income from continuing operations	$0.13	$0.04	$0.23	$0.10
Discontinued operations	0.51	0.04	0.54	0.06

Net income	$0.64	$0.08	$0.77	$0.16

Earnings per share – Diluted:
Income from continuing operations	$0.12	$0.03	$0.22	$0.09
Discontinued operations	0.50	0.04	0.52	0.06

Net income	$0.62	$0.07	$0.74	$0.15

Weighted average shares outstanding – Basic	20,786,803	18,435,365	20,404,896	18,330,116
Weighted average shares outstanding – Diluted	21,475,609	20,410,295	21,393,533	20,330,328